EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

CTSD HOLDING CORPORATION

INTO

FIFTH & PACIFIC COMPANIES, INC.

(Pursuant to Section 253 of the General Corporation Law of the State of Delaware)

Dated as of February 25, 2014

Fifth & Pacific Companies, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Parent”), DOES HEREBY CERTIFY THAT:

1.                                      The Parent owns all of the issued and outstanding capital stock of CTSD Holding Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Subsidiary”).

2.                                      The Subsidiary is hereby merged into the Parent, with the Parent being the surviving corporation (the “Merger”).

3.                                      The Merger was approved pursuant to resolutions of the Board of Directors of the Parent (the “Board”), attached hereto as Annex A, adopted by the Board on January 9, 2014.

4.                                      The name of the Parent shall be amended upon the effectiveness of the Merger to be “Kate Spade & Company.”

5.                                      The Merger shall be effective as of the date hereof upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parent has caused this Certificate of Ownership and Merger to be signed as of the date first above written, by a duly authorized officer.

FIFTH & PACIFIC COMPANIES, INC.

By:	/s/ Christopher T. DiNardo
Name: Christopher T. DiNardo
Title: Senior Vice President, General Counsel & Corporate Secretary

RESOLUTIONS

OF THE BOARD OF DIRECTORS

OF FIFTH & PACIFIC COMPANIES, INC.

WHEREAS, the Board of Directors (the “Board”) of Fifth & Pacific Companies, Inc., a Delaware corporation (the “Company”), has determined that it is in the best interests of the Company to change the name of the Company to “Kate Spade & Company” by merging CTSD Holding Corporation, a Delaware corporation to be formed as a wholly-owned subsidiary of the Company (“Merger Sub”), into the Company (the “Merger”).

NOW, THEREFORE, BE IT:

1.              Corporate Name Change.

RESOLVED, that, pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation in the Merger (the “Surviving Company”); and be it further

RESOLVED, that, the Merger shall be effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the “Effective Time”) and shall have the effects set forth in Section 259 of the DGCL; and be it further

RESOLVED, that, pursuant to and at the Effective Time of the Merger, the name of the Surviving Company shall be changed to “Kate Spade & Company” (the “Name Change”) and the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended to reflect such name change; and be it further

RESOLVED, that, at the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, except that all references therein to the Company shall be deemed amended to refer to the name of the Surviving Company, until thereafter amended as provided therein and in accordance with the DGCL; and be it further

RESOLVED, that, at the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company, except that all references therein to the Company shall be deemed amended to refer to the name of the Surviving Company, until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Company and such by-laws; and be it further

RESOLVED, that, the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation of the Surviving Company, the by-laws of the Surviving Company and the DGCL; and be it further

RESOLVED, that, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation of the Surviving Company, the by-laws of the Surviving Company and the DGCL.

2.              Ticker Symbol Change.

RESOLVED, that, upon the Name Change, the Company’s ticker symbol on the New York Stock Exchange shall be changed to “KATE”.

3.              General.

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, in the name, and on behalf, of the Company, to execute and file or cause to be executed and filed such certificates, documents, instruments and agreements, and to perform any and all other acts that he or they may, in such officer’s sole and absolute discretion, deem necessary or desirable to consummate the Merger; and be it further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, in the name, and on behalf, of the Company, to execute and deliver or cause to be executed and delivered any and all other agreements, amendments, certificates, reports, applications, notices, letters or other documents and to do or cause to be done any and all such other acts and things as, in the opinion of any such officer, upon the advice of counsel, may be necessary, appropriate or desirable in order to enable the Company to fully and promptly carry out the purposes and intent of the foregoing resolutions, and any such action taken or any agreement, amendment, certificate, report, application, notice, letter or other document executed and delivered by them or any of them in connection with any such action will be conclusive evidence of such authority to take, execute and deliver the same.